Exhibit XXVI

The Underwriters named in Schedule II
to the Underwriting Agreement dated
April 15, 2015 between the
European Investment Bank and such
Underwriters,
In care of
Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
U.K.
Attn.: Debt Syndicate

Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
U.S.A.

The Toronto-Dominion Bank
60 Threadneedle Street
London EC2R 8AP
U.K.
Attn.: Head, Origination and Syndication

Luxembourg, April 22, 2015

Dear Ladies and Gentlemen,
This opinion is given by the European Investment Bank (the “Bank”) acting through its Legal Directorate.
Counsel within the Legal Directorate of the Bank have examined the provisions of (i) the Fiscal Agency Agreement dated as of November 28, 2014 (the “Fiscal Agency Agreement”) between the Bank and Citibank, N.A., London Branch, as fiscal agent, relating to the issue of (inter alia) USD 5,000,000,000  principal amount of 1.375% Notes due 2020 (the “Securities”) of the Bank and (ii) the Underwriting Agreement dated as of April 15, 2015 (the “Underwriting Agreement”), between the Bank and the several Underwriters named in Schedule II thereto (the “Underwriters”), providing for the sale by the Bank to the Underwriters severally, of the respective principal amounts of the Securities therein specified.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Underwriting Agreement, unless the context otherwise requires.
Counsel within the Legal Directorate of the Bank have examined the proceedings taken by the Bank to authorize, among other things, (i) the signing of the Fiscal Agency Agreement, (ii) the signing of the Underwriting Agreement, (iii) the issue of the Securities, (iv) the sale of the Securities to the Underwriters in accordance with the Underwriting Agreement and (v) the registration of the Securities under the United States Securities Act of 1933, as amended.

Counsel within the Legal Directorate of the Bank have examined the registration statement on Schedule B (Registration No. 333-198097), as amended to the date hereof (the “Registration Statement”) and the Prospectus Supplement dated April 15, 2015 (together with the Prospectus dated November 28, 2014, the “Prospectus”).
Counsel within the Legal Directorate of the Bank have examined copies of such other documents and have made such investigations as they have deemed necessary to give this opinion.
Counsel within the Legal Directorate of the Bank have consulted with Cravath, Swaine & Moore LLP, London, England and have, with your consent, in giving this opinion relied on their advice as to matters of the Federal law of the United States or laws of the state of New York.  Cravath, Swaine & Moore LLP and Sullivan & Cromwell LLP are authorized to rely on this opinion.
Based on the foregoing, counsel within the Legal Directorate of the Bank are of opinion as follows:
1.            The Treaty on the Functioning of the European Union, establishing, inter alia, the Bank, as amended and supplemented from time to time (the “Treaty”), including the Statute of the Bank set forth in a protocol annexed to the Treaty, as amended (the “Statute”), has been duly executed and ratified by all the member states of the European Union (the “Member States”) and constitutes a legally binding obligation of the Member States under international law.
2.            The Securities have been duly and validly authorized; the Securities have been duly and validly issued; the Securities and all the covenants therein contained constitute or will constitute valid, legally binding and unconditional, direct and general obligations of the Bank in accordance with their terms; the Securities will rank pari passu with any present or future indebtedness of the Bank represented by any unsubordinated and unsecured notes or bonds; and the Securities conform in all material respects to the description thereof contained in the Prospectus.
3.            The Underwriting Agreement has been duly authorized, executed and delivered by the Bank.
4.            The Fiscal Agency Agreement has been duly authorized, executed and delivered by the Bank and is a valid and legally binding agreement of the Bank.
5.            Any action by any Underwriter based on the Underwriting Agreement and any action by a holder of a Security based on the Securities may be instituted against the Bank in any competent court in the jurisdiction in which the Bank has its seat, which is, as of the date hereof, Luxembourg, Grand Duchy of Luxembourg.
6.            The Registration Statement, as amended, the Final Prospectus, as amended or supplemented, any Issuer Free Writing Prospectus and their filing with the United States Securities and Exchange Commission have been duly authorized by and on behalf of the Bank.  The Registration Statement, as amended, has been duly signed, pursuant to such authorization, by and on behalf of the Bank, and the information in the Registration Statement, as amended, the Final Prospectus, as amended or supplemented, and any Issuer Free Writing Prospectus stated on the authority of the President of the Bank has been stated by him in his official capacity as President thereunto duly authorized by the Bank.  All statements in the Registration Statement, as amended, the Final Prospectus, as amended or supplemented, and any Issuer Free Writing Prospectus with respect to the provisions of the Treaty and the Statute are true and correct (except that no opinion is expressed as to the statements in the Registration Statement, the Final Prospectus or any Issuer Free Writing Prospectus with respect to the laws of the Member States).

7.            The Treaty provides that the Court of Justice of the European Union in Luxembourg (the “Court of Justice”) has exclusive jurisdiction in certain cases involving the fulfilment by Member States of their obligations under the Statute and the lawfulness of measures adopted by the Bank’s Board of Governors and the Bank’s Board of Directors.  Subject to the foregoing exclusive jurisdiction of the Court of Justice, any litigation between the Bank and its creditors or debtors, including claims based on guarantees made by Member States, may be determined by competent national courts.  The property and assets of the Bank within the Member States are not, except by judicial decision and with the authorization of the Court of Justice, subject to attachment or to seizure by way of execution.

Yours faithfully,
EUROPEAN INVESTMENT BANK

/s/ B. Balke	/s/ R. Schnopfhagen
B. Balke Director	R. Schnopfhagen Head of Division